Lithium Technology Corporation 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Theo M.M. Kremers sales@lithiumtech.com

Lithium Technology Corporation Resolves German Tax Issues

Plymouth Meeting, PA, November 16, 2010. Lithium Technology Corporation (“LTC”)(OTC Bulletin Board: LTHU) today announced the resolution of its outstanding tax issues with the German tax authorities regarding the transfer of patents from GAIA Akkumulatorenwerke GmbH in Germany to Dilo Trading A.G. in Switzerland over the years 2001 – 2004. GAIA Akkumulatorenwerke GmbH and Dilo Trading A.G. are wholly-owned subsidiaries of LTC.

Both parties came to agreement on a ruling which establishes the value of all transferred patents.The tax due, including interest, regarding this transfer will be approximately 340,000 Euros.

“We are pleased that we were able to resolve this long outstanding issue” said Theo Kremers, CEO of the company. “We are pleased that we are now able to concentrate and focus on the growth and the operational performance of the company.”

For additional information, please visit LTC online at www.lithiumtech.com.

ABOUT LTC. Lithium Technology Corporation (LTC) is a global manufacturer of large format cylindrical Li Ion cells and a global provider of power solutions for diverse applications. LTC is especially well positioned in the fast growing markets of hybrid electric and electric vehicles.

Safe Harbor for Forward-looking Statements: The foregoing information contains forward-looking statements, which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC’s actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements. This notice does not constitute an offer of any securities for sale.